UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DTS, INC.

(Name of Registrant as Specified in Its Charter)

TESSERA TECHNOLOGIES, INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Company Contact:

The Piacente Group | Investor Relations

Matt Steinberg, +1 212-481-2050

tessera@tpg-ir.com

November 1, 2016

TESSERA TECHNOLOGIES ANNOUNCES THIRD QUARTER 2016 RESULTS

Third Quarter GAAP and Non-GAAP Earnings Exceed Guidance Range

FotoNation Secures Design Win with Leading Asia-Based SOC Provider

FotoNation Technologies Featured in OnePlus 3 Smartphone

Announced Merger Agreement with DTS, Inc.

San Jose, Calif., (BUSINESS WIRE) — Tessera Technologies, Inc. (NASDAQ: TSRA) (the “Company” or “we”) today announced financial results for the third quarter ending September 30, 2016. Total revenue for the third quarter of 2016 was $62.4 million, within the Company’s guidance range of $61 million to $63 million. GAAP net income for the third quarter of 2016 was $23.8 million, or $0.48 per diluted share, and non-GAAP net income was $28.6 million, or $0.57 per diluted share.

“Our third quarter earnings exceeded our guidance range and reflects another strong quarter of financial performance. We continue to see positive momentum in all aspects of the business,” said Tom Lacey, Tessera’s Chief Executive Officer. “FotoNation secured a design win with one of the world’s leading Asia-based SOC providers for our imaging processor unit, which is expected to be in silicon in the next few quarters. Additionally, we continued to introduce innovative products during the quarter and announced in August the new OnePlus 3 smartphone is shipping with FotoNation solutions.”

“On September 20th, we announced a transformational transaction with the execution of a merger agreement with DTS, Inc. (“DTS”) for a total equity value of approximately $850 million,” added Lacey. “The combination with DTS offers many compelling strategic benefits, including accelerated growth from significant cross-selling opportunities and an expanded breadth of customers and growing markets. We are pleased with the progress to date on integration planning and continue to be impressed with the DTS team. We currently anticipate that the transaction will close in early December.”

Third Quarter 2016 Results

Total revenue was $62.4 million in the third quarter of 2016, compared with total revenue of $67.4 million in the third quarter of 2015. Recurring revenue was $62.4 million in the third quarter of 2016, compared with recurring revenue of $66.4 million in the third quarter of 2015. The year-over-year decrease was primarily due to the timing of payments pursuant to certain long-term customer contracts. There was no episodic revenue in the third quarter 2016, compared with $1.0 million in the third quarter of 2015.

Operating expenses were $27.8 million in the third quarter of 2016, compared with $27.6 million in the third quarter of 2015. Third quarter 2016 operating expenses include year-over-year increases of $1.6 million in selling, general and administrative resulting from costs related to the Company’s planned acquisition of DTS, $0.9 million in amortization expense, and a year-over-year decrease of $2.4 million in litigation expense due to an insurance settlement of $5.0 million received in the quarter which offset higher year-over-year litigation spending.

Net income was $23.8 million, or $0.48 per diluted share, compared with net income of $32.5 million, or $0.62 per diluted share, for the third quarter of 2015. The decline in net income from the prior year is primarily attributable to lower revenue in the comparable periods.

Non-GAAP net income for the third quarter of 2016 was $28.6 million, or $0.57 per diluted share, compared with non-GAAP net income in the third quarter of 2015 of $34.8 million, or $0.65 per diluted share. Non-GAAP net income is defined as income and operating expenses adjusted for discontinued operations, restructuring and acquisition related transaction costs, acquired intangible asset amortization, charges for acquired in-process research and development, stock-based compensation expense, impairment charges on long-lived assets and goodwill, one-time expense reductions resulting from litigation settlements, and related tax effects.

Balance Sheet

Total current assets were $423.4 million as of September 30, 2016, an increase of $11.8 million from December 31, 2015. Cash, cash equivalents and short-term investments were $396.3 million as of September 30, 2016, an increase of $14.5 million from December 31, 2015, and an increase of $24.5 million from June 30, 2016. The increase in cash, cash equivalents and short-term investments for the first nine months of 2016 was primarily due to operating profits net of share repurchases and dividends. The Company intends to use approximately $300 million of its cash balance, in addition to $600 million of new debt, to finance the acquisition of DTS, including DTS’s existing debt and paying certain transaction fees, including advisory and debt financing fees and other amounts due in connection with the acquisition.

Dividends

On September 12, 2016, the Company paid $9.7 million to stockholders of record as of August 22, 2016 for the quarterly cash dividend of $0.20 per share of common stock.

Additionally, on October 26, 2016, the Board of Directors approved a regular quarterly dividend of $0.20 per share of common stock, payable on November 23, 2016 to stockholders of record on November 9, 2016.

Stock Repurchase Program

During the third quarter of 2016, the Company repurchased approximately 0.2 million shares of common stock for an aggregate amount of $6.0 million. These purchases were executed under the Company’s stock repurchase program. As of September 30, 2016, the Company had approximately $158.2 million remaining under its current repurchase program, though the Company expects the financial leverage associated with acquisition of DTS will focus on debt pay-down rather than stock repurchases for the first year following the transaction.

Financial Guidance

The Company’s guidance for the fourth quarter of 2016 is as follows:

•	Total revenue is expected to be between $70 million and $74 million;

•	GAAP earnings per share are expected to be between $0.44 and $0.49 per diluted share;

•	Non-GAAP earnings per share are expected to be between $0.60 and $0.65 per diluted share.

For purposes of the above guidance, the Company has excluded any DTS related revenue and costs that are contingent on the transaction closing. However, the Company has included in its fourth quarter guidance approximately $2.2 million of professional service fees and other costs that will be incurred by Tessera on a GAAP basis regardless of whether the transaction closes in the fourth quarter.

Conference Call Information

The Company will hold its third quarter ended September 30, 2016 earnings conference call at 2:00 PM Pacific (5:00 PM Eastern) on Tuesday, November 1. To access the call in the U.S., please dial +1 (888) 723-9308, and for international callers dial +1 (615) 489-8916, approximately 10 minutes prior to the start of the conference call. The conference ID is 2734424. The conference call will also be broadcast live over the Internet at www.tessera.com and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial +1 (855) 859-2056. International callers please dial +1 (404) 537-3406. Enter access code 2734424.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s financial results and guidance and the expected date of closing of the transaction with DTS and the potential benefits of the transaction. Material factors that may cause results to differ from the statements made include the plans or operations relating to the businesses of the Company; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductors and products utilizing FotoNation technologies; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies due to high concentration in the markets for semiconductors and related products and smartphone imaging; the impact of competing technologies on the demand for the Company’s technologies; uncertainty as to whether the Company will be able to consummate the proposed transaction with DTS; failure to realize the anticipated benefits of the proposed transaction with DTS, including as a result of delay in completing the transaction or integrating the businesses of the Company and DTS; uncertainty as to the long-term value of DTS; pricing trends, including the Company’s and DTS’s ability to achieve economies of scale; the expected amount and timing of cost savings and operating synergies; failure to receive the approval of the stockholders of DTS; and other developments in the markets that the Company and DTS operate, as well as management’s response to any of the aforementioned factors. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2015 and its Quarterly Reports on Form 10-Q for the quarter ended Sept. 30, 2016, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

Additional Information About the Transaction with DTS and Where to Find It

In connection with the proposed transaction, DTS has filed a definitive proxy statement with the SEC, which was mailed to DTS stockholders on or about October 24, 2016. Additionally, DTS will file other relevant materials with the SEC in connection with the proposed acquisition of DTS by Tessera pursuant to the terms of an Agreement and Plan of Merger by and among Tessera, DTS and the other parties thereto. The materials to be filed by DTS with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of DTS are urged to read DTS’s proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they will contain important information about the transaction and the parties to the transaction. DTS, Tessera and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of DTS stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of DTS’s executive officers and directors in the solicitation by reading DTS’s proxy statement for its 2016 annual meeting of stockholders and the proxy statement and other relevant materials filed with the SEC in connection with the transaction when they become available. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Tessera’s executive officers and directors in the solicitation by reading Tessera’s proxy statement for its 2016 annual meeting of stockholders. Information concerning the interests of DTS’s participants in the solicitation, which may, in some cases, be different than those of DTS’s stockholders generally, will be set forth in the proxy statement relating to the transaction when it becomes available. Additional information regarding DTS directors and executive officers is also included in DTS’s proxy statement for its 2016 annual meeting of stockholders.

About Tessera Technologies, Inc.

Tessera Technologies, Inc., including its Invensas and FotoNation subsidiaries, licenses its technologies and intellectual property to customers for use in areas such as mobile computing and communications, memory and data storage, and 3D-IC technologies, among others. Our technologies include semiconductor packaging and interconnect solutions, and products and solutions for mobile and other vision systems. For more information call +1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, Invensas, the Invensas logo, FotoNation, the FotoNation logo are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Recurring and Episodic Revenue

Recurring revenue is defined as revenue from payments made pursuant to a license agreement or other agreement that are scheduled to occur over at least one year of time. Episodic revenue is revenue other than revenue payable over at least one year pursuant to a contract. Episodic revenue includes non-recurring engineering fees, initial license fees, back payments resulting from audits, damages awards from courts or other tribunals, and lump sum settlement payments. Although the royalty revenue reported by the Company’s licensees on a quarterly basis is generally not assured, for ease of reference, the Company refers to these revenues as “recurring revenue”.

Importantly, a source of episodic revenue may become a source of recurring revenue, when, for example, a company settles litigation with the Company by paying a settlement amount and entering into a license agreement that calls for an initial license fee and ongoing royalty payment over several years. In that scenario, the settlement amount would be episodic revenue, as would the initial license fee, and the ongoing royalties would be recurring revenue.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company’s earnings release contains non-GAAP financial measures adjusted for discontinued operations, either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, gain on sale of patents, restructuring and other related exit costs, acquisition related transaction costs, one-time expense reductions resulting from litigation settlements, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification 718, “Stock Compensation” upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. All financial data is presented on a GAAP basis except where the Company indicates its presentation is on a non-GAAP basis.

Set forth below are reconciliations of non-GAAP net income to the Company’s reported GAAP net income and non-GAAP earnings per share to GAAP earnings per share guidance for the fourth quarter of 2016.

– Tables Follow –

TSRA-E

TESSERA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$50,401	$22,599
Short-term investments	345,854	359,145
Accounts receivable, net	2,640	1,784
Other current assets	24,540	28,130

Total current assets	423,435	411,658

Intangible assets, net	76,963	95,089
Long-term deferred tax assets	6,093	15,649

Other assets	18,042	16,956

Total assets	$524,533	$539,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$803	$1,090
Accrued legal fees	3,792	2,621
Accrued liabilities	10,866	10,262
Deferred revenue	1,934	6,805

Total current liabilities	17,395	20,778

Long-term deferred tax and other liabilities	2,675	3,417

Stockholders’ equity:
Common stock	59	58
Additional paid-in capital	621,113	599,186
Treasury stock	(299,555)	(229,513)
Accumulated other comprehensive income (loss)	33	(1,437)
Retained earnings	182,813	146,863

Total stockholders’ equity	504,463	515,157

Total liabilities and stockholders’ equity	$524,533	$539,352

TESSERA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Revenues:
Royalty and license fees	$62,433	$67,426	$189,430	$211,464

Total revenues	62,433	67,426	189,430	211,464

Operating expenses:
Cost of revenues	99	62	238	370
Research, development and other related costs	8,622	8,551	28,997	23,781
Selling, general and administrative	12,491	10,912	34,751	33,032
Amortization expense	6,052	5,186	18,126	14,573
Litigation expense	580	2,938	12,422	10,961

Total operating expenses	27,844	27,649	94,534	82,717

Operating income	34,589	39,777	94,896	128,747
Other income and expense, net	864	755	2,473	2,173

Income before taxes from continuing operations	35,453	40,532	97,369	130,920
Provision for income taxes	11,634	7,596	31,977	36,647

Income from continuing operations	23,819	32,936	65,392	94,273
Loss from discontinued operations, net of tax	—	(437)	—	(68)

Net income	$23,819	$32,499	$65,392	$94,205

Income per share:
Income from continuing operations:

Basic	$0.49	$0.64	$1.33	$1.81

Diluted	$0.48	$0.63	$1.31	$1.78

Loss from discontinued operations:

Basic	$—	$(0.01)	$—	$—

Diluted	$—	$(0.01)	$—	$—

Net income:

Basic	$0.49	$0.63	$1.33	$1.81

Diluted	$0.48	$0.62	$1.31	$1.78

Cash dividends declared per share	$0.20	$0.20	$0.60	$0.60

Weighted average number of shares used in per share calculations-basic	48,545	51,825	49,096	52,167

Weighted average number of shares used in per share calculations-diluted	49,304	52,514	49,803	52,992

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME FROM CONTINUING OPERATIONS FROM

GAAP NET INCOME FROM CONTINUING OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

GAAP income from continuing operations	$23,819	$32,936	$65,392	$94,273
Adjustments to GAAP net income:

Stock-based compensation - research, development and other related costs	1,192	1,109	4,063	2,804

Stock-based compensation - selling, general and administrative	2,281	1,777	6,978	6,163

Amortization of acquired intangibles	6,052	5,186	18,126	14,573

Valuation allowance releases	—	(3,787)	—	(3,787)

Acquisition-related transaction costs	1,761	—	1,761	—

Insurance settlement	(5,000)	—	(5,000)	—

Non-GAAP tax adjustments	(1,482)	(2,375)	(7,937)	(7,281)

Non-GAAP net income from continuing operations	$28,623	$34,846	$83,383	$106,745

Non-GAAP net income from continuing operations per common share - diluted	$0.57	$0.65	$1.64	$1.98

Non-GAAP weighted average number of shares used in per share calculations excluding the effects of stock-based compensation - diluted	50,339	53,543	50,840	53,981

EPISODIC AND RECURRING REVENUE

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:

Episodic	$0	$1,000	$5,686	$30,000
Recurring	62,433	66,426	183,744	181,464

Total revenues	$62,433	$67,426	$189,430	$211,464

TESSERA TECHNOLOGIES, INC.

RECONCILIATION FOR GUIDANCE ON

GAAP TO NON-GAAP EARNINGS PER SHARE

	Three Months Ended Dec. 31, 2016
	Low	High
Diluted earnings per share - GAAP	$0.44	$0.49

Acquisition-related transaction costs	0.04	0.04
Stock based compensation	0.08	0.08
Amortization of intangible assets	0.13	0.13

Subtotal GAAP adjustments	0.25	0.25

Income tax effect and other	(0.09)	(0.09)

Effect on earnings per share	0.16	0.16

Diluted earnings per share - non-GAAP	$0.60	$0.65